EXHIBIT 12
                        JONES APPAREL GROUP, INC.
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (In millions)

                                          Year Ended December 31,
                                   ------------------------------------
                                       2001          2000          1999
                                   --------      --------      --------

Income before income taxes........   $399.8        $503.1        $314.6
                                   --------      --------      --------
Fixed charges
  Interest expense and
    amortization of
    financing costs...............     84.6         103.8          66.9
  Portion of rent expense
    representing interest.........     33.6          50.7          35.4
                                   --------      --------      --------
Total fixed charges...............    118.2         154.5         102.3
                                   --------      --------      --------
Income before income taxes and
  fixed charges...................   $518.0        $657.6        $416.9
                                   ========      ========      ========
Ratio of earnings to
  fixed charges...................      4.4           4.3           4.1
                                   ========      ========      ========